UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 Green Street
Newburyport, MA 01950
(Address of principal executive offices, including zip code)

(978) 255-1988
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” the “Company,” “us,” “our” or “we” are to Trunity Holdings, Inc.

Item 1.01                      Entry into a Material Definitive Agreement.

See Items 3.02 and 5.02 below.

Item 3.02                      Unregistered Sales of Equity Securities.

On June 5, 2013, the Company completed the closing of a private placement (the “Private Placement”) with 35 accredited investors (the “Investors”), pursuant to which the Company sold to the Investors an aggregate of 8,936,470 shares of our common stock (the “Common Stock”) at a purchase price of $0.40 per share, resulting in gross offering proceeds of $3,574,588.  In addition, the Investors received two-year warrants to purchase an aggregate of 8,936,470 shares of Common Stock at an exercise price of $1.00 per share (the “Investor Warrants”).  We received net proceeds of approximately $3.3 million after payment of placement agent fees and costs relating to the Private Placement.  The net proceeds from the Private Placement will be used to fund our ongoing operations and to provide working capital.

In consideration for services rendered as the exclusive placement agent in the Private Placement, we paid ACGM, Inc., New York, New York (the “Placement Agent”) cash commissions totaling $178,729 (5% of the gross offering proceeds).  In addition, as consideration for services rendered in connection with the Private Placement, we issued to the Placement Agent 357,459 restricted shares of our Common Stock, representing 8% of the gross proceeds of the Private Placement at a price of $0.80 per share.

The lead investor in the Private Placement was Pan-African Investment Company, LLC (“PIC”), a New York City-based private investment firm which invested $1,000,000 and purchased 2,500,000 shares of Common Stock and received an Investor Warrant to purchase 2,500,000 shares.  In connection with PIC’s lead investment in Trunity, the Company and its major shareholders agreed to appoint a PIC representative to the Trunity Board of Directors and to nominate that designee for reelection by the shareholders at each annual meeting held while PIC owns at least 2% of the Company’s issued and outstanding Common Stock.  In addition, Trunity and PIC entered into a Memorandum of Understanding to structure a formal business relationship whereby PIC will have the exclusive right to introduce the Trunity eLearning Platform to African countries seeking to improve the quality of education for their citizens.

The Common Stock and Investor Warrants were offered and sold in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The subscription agreements executed in connection with the transactions disclosed above contain representations from the Investors to support our reasonable belief that: (i) the Investors either received or had access to adequate information concerning the Company’s operations and financial condition in order to make an informed investment decision, (ii) the Investors acquired the securities for their own account for investment purposes only and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and (iii) the Investors are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act).

Neither the shares of Common Stock issued nor the Investor Warrants nor the Common Stock issuable upon exercise thereof have been registered under the Securities Act nor may any such securities be offered or sold absent registration or an applicable exemption from registration.  The Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”), within 90 days of the final closing of the Private Placement, covering the resale by the Investors of the shares of Common Stock issued in the Private Placement as well as the resale by the Investors of the shares of Common Stock issuable upon the exercise of the Investor Warrants.  Unless and until this registration statement is declared effective by the SEC, such shares of Common Stock may not be transferred or resold unless the transfer or resale is otherwise registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available.

Prior to the market open on June 6, 2013, we will issue a press release announcing the closing of the Private Placement and related matters. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2013, pursuant to the agreement between Trunity and PIC, Dana Reed, co-CEO of PIC, was appointed to the Trunity Board of Directors.  As Co-CEO of PIC, a position she has held since the firm’s inception. Ms. Reed is responsible for managing day-to-day operations and overseeing all investment decisions.  Prior to joining PIC, she served as Managing Director at UCM Partners, an independent investment management firm based in New York, specializing in residential and mortgage-backed securities.  Previously, she was Vice President of Institutional Equity sales at the investment banking firm Friedman Billings Ramsey in Arlington, VA.  Ms. Reed also worked in the investment banking groups at JP Morgan, Utendahl Capital Partners and Goldman Sachs.   After earning a Bachelor of Business Administration degree in International Business and an MBA from Howard University, Ms. Reed began her career as a Fellow at the Export-Import Bank of the United States.  She serves as a Director of the Harlem Community Development Corp. and is an active advisor to Circ Medtech Limited, an Israeli-based company that sells its products under the trade name Prepex.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

Exhibit 99.1                      Trunity Holdings, Inc. press release dated June 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.

Dated: June ___, 2013	By:	/s/ Terry Anderton
Chief Executive Officer